Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-4 of UAL Corporation (“UAL”) and the related joint proxy statement/prospectus of Continental Airlines, Inc. (“Continental”) and UAL, and to the incorporation by reference therein of our reports dated February 17, 2010, with respect to the consolidated financial statements of Continental and the effectiveness of internal control over financial reporting of Continental, included in Continental’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
August 13, 2010